Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee Stock Purchase Plan of Apartment Income REIT Corp. of our report dated February 24, 2020, with respect to the consolidated financial statements and financial statement schedule of Apartment Investment and Management Company included in Apartment Income REIT Corp.’s Registration Statement on Form 10-12B, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
December 15, 2020